ARTICLES OF AMENDMENT
                                     TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                       MULTI-LINK TELECOMMUNICATIONS, INC.


     Pursuant to the provisions of the Colorado  Business  Corporation  Act, the
undersigned  corporation   ("Corporation")  adopts  the  following  Articles  of
Amendment to its Restated Articles of Incorporation:

     FIRST: The name of the Corporation is Multi-Link Telecommunications, Inc.

     SECOND: Article V of the Restated Articles of Incorporation is amended by adding thereto paragraph C that reads as follows:

          C. Negation of Equitable Interests in Shares or Rights. Unless a person is recognized as a shareholder through procedures established by the Corporation pursuant to Section 7-107-204 of the Act or any similar law, the Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes permitted by the Act, including without limitation all rights deriving from such shares, and the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares on the part of any other person including without limitation, a purchaser, assignee or transferee of such shares, unless and until such other person becomes the registered holder of such shares or is recognized as such, whether or not the Corporation shall have either actual or constructive notice of the claimed interest of such other person. By way of example and not of limitation, until such other person has become the registered holder of such shares or is recognized pursuant to Section 7-107-204 of the Act or any similar applicable law, such person shall not be entitled:
     (i) to receive notice of the meetings of the shareholders; (ii) to vote at such meetings; (iii) to examine a list of the shareholders;
     (iv) to be paid dividends or other distributions payable to shareholders; or (v) to own, enjoy and exercise any other rights deriving from such shares against the Corporation. Nothing contained herein will be construed to deprive any beneficial shareholder, as defined in Section 7-113-101(1) of the Act, as amended from time to time, of any right such beneficial shareholder may have pursuant to
     Article 113 of the Act or any similar law subsequently enacted.

     The  Restated  Articles  of  Incorporation  are  amended by adding  thereto
Article VII that reads as follows:

                                   ARTICLE VII

                               BOARD OF DIRECTORS

          The corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a Board of Directors. The Board of Directors shall consist of not less than one director, with the number of directors of the Corporation specified in or fixed in accordance with the bylaws of the Corporation and in accordance with this Article VII.

          The Board of Directors shall be divided into three classes, each class to be as nearly equal in number as possible. The terms of office of directors of the first class are to expire at the first annual meeting of shareholders after their election, the terms of the second class are to expire at the second annual meeting after their election, and the terms of the third class are to expire at the third annual meeting after their election. Thereafter, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected. Notwithstanding anything contained herein to the contrary, in the event that there are exactly two directors, then the Board of Directors shall be divided into two classes, the term of office of the director of the first class is to expire at the first annual meeting of shareholders after his or her election and the term of the second class is to expire at the second annual meeting after his or her election. Thereafter, each director shall serve for a term ending on the date of the second annual meeting of shareholders following the annual meeting at which such director was elected. This divided Board of Directors provision shall not be altered or repealed without the affirmative vote of the holders of at least two-thirds of the shares entitled to vote in the election of directors.

          The unanimous vote of the Board of Directors or the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast by the holders of the shares entitled to vote in the election of directors is required to change the size of the Board of Directors. Directors may only be removed for cause by the affirmative vote of holders of not less than two-thirds of the shares entitled to vote in the election of directors. The provision regarding the votes required to change the size of the Board of Directors and the provision regarding the votes required to remove a director for cause shall not be altered or repealed without the affirmative vote of the holders of at least two-thirds of the shares entitled to vote in the election of directors.


     THIRD: Effective upon filing of these Articles of Amendment with the Colorado Secretary of State, every five shares of the Corporation's no par value Common Stock outstanding on such date ("Old Common Stock") shall automatically, without any action on the part of the holder thereof or the Corporation, be combined into and shall become three fully paid and non-assessable shares of no par value Common Stock of the Corporation. Each holder of a certificate or certificates representing Old Common Stock shall be entitled, upon surrender of such certificate or certificates to the Corporation for cancellation, to receive new certificates representing the number of fully paid and non-assessable shares of the authorized Common Stock into which shares of Old Common Stock are hereby split and combined as provided herein. No fractional shares of Common Stock or scrip certificate therefor will be issued to the holders of shares of Common Stock by reason of the foregoing three-for-five reverse stock split. Any fractions resulting from the reverse stock split computation will be rounded up to the next whole share. The total number of shares of Common Stock that the Corporation shall have authority to issue shall remain 20,000,000 shares after the reverse stock split.

     FOURTH:   These   Articles  of  Amendment  to  the  Restated   Articles  of
Incorporation were proposed and recommended for shareholder approval by the Board of Directors of the Corporation pursuant to the unanimous written consent of the Board of Directors of the Corporation in lieu of meeting dated January 22, 1999. The Corporation has only one shareholder voting group and at a Special Meeting of Shareholders held on February 2, 1999, the number of votes cast for the amendments set forth herein by such voting group was sufficient for approval of the amendments.

     Dated: February 2, 1999.

                                       MULTI-LINK TELECOMMUNICATIONS, INC.,
                                       a Colorado corporation


                                       By: /s/ Nigel V. Alexander
                                          --------------------------------------
                                           Nigel V. Alexander, Managing Director

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